Exhibit 99.1

Investor and Analyst Contact:	Media Contact:
Paul E. Anderson (651) 458-6494	Gary Hanson (602) 286-1777

Alpha IR Group
(651) 769-6700 nti@alpha-ir.com

NORTHERN TIER ENERGY LP

ANNOUNCES RECORD DATE AND MEETING DATE FOR SPECIAL MEETING OF UNITHOLDERS

TEMPE, Ariz. — April 19, 2016 — Northern Tier Energy LP (NYSE: NTI) today announced that it has established a record date of May 19, 2016, and a meeting date of June 23, 2016, for a special meeting of its common unitholders. At the special meeting, which will be held at 9: 00 a.m. Tempe, Arizona time, NTI common unitholders will vote on the previously announced proposed merger of NTI and a subsidiary of Western Refining, Inc. (NYSE: WNR), and related matters pursuant to the Agreement and Plan of Merger dated as of December 21, 2015, by and among NTI, WNR and their respective affiliates.

NTI common unitholders of record at the close of business on May 19, 2016, will be entitled to receive notice of the special meeting and to vote at the special meeting. Subject to satisfaction of the remaining closing conditions, including receipt of NTI common unitholder approval, the parties currently expect to complete the merger during the first half of 2016.

About Northern Tier

Northern Tier Energy LP (NYSE: NTI) is an independent downstream energy company with refining, retail and logistics operations that serves the PADD II region of the United States. Northern Tier operates a 97,800 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier also operates approximately 168 convenience stores and supports approximately 109 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and a bakery and commissary under the SuperMom’s brand. Northern Tier is headquartered in Tempe, Arizona.

More information about Northern Tier is available at www.northerntier.com.

Information about the Proposed Merger and Where to Find It

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, WNR filed with the Securities and Exchange Commission (the “SEC”) a preliminary Registration Statement on Form S-4 that includes a preliminary proxy statement of NTI that also constitutes a preliminary prospectus of WNR. A definitive proxy statement/prospectus will be sent to security holders of NTI seeking their approval with respect to the proposed merger. WNR and NTI also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the proxy statement/prospectus and other documents containing important information about WNR and NTI once such documents are filed with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by WNR will be available free of charge on WNR’s website at www.wnr.com under the “Investors” section or by contacting WNR’s Secretary at (602) 286-1400. Copies of the documents filed with the SEC by NTI will be available free of charge on NTI’s website at www.northerntier.com under the “Investors” section or by contacting NTI’s Investor Relations Department at (602) 302-5450.

Participants in the Solicitation Relating to the Merger

NTI, WNR and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the unitholders of NTI in connection with the proposed merger. Information about the directors and executive officers of the general partner of NTI is set forth in the 2015 Annual Report on Form 10-K for NTI, which was filed with the SEC on February 26, 2016. Information about the directors and executive officers of Western is set forth in the Proxy Statement on Schedule 14A for WNR’s 2015 annual meeting of shareholders, which was filed with the SEC on April 22, 2015. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements

This press release includes “forward-looking” statements. Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. These forward-looking statements include statements about, among other things, record and meeting dates, the Agreement and Plan of Merger and proposed transactions relating thereto, satisfaction of closing conditions including NTI common unitholder approval and completion of the merger during the first half of 2016 or at all. NTI cannot, and does not, give any assurance that expectations about future events will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties, assumptions and other factors, many of which may be beyond NTI’s control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include the risks that the proposed transaction may not be consummated. These and other risks and uncertainties are discussed in more detail in filings made by WNR and NTI with the SEC, which are available to the public. All forward-looking statements are only as of the date made and NTI does not undertake (and expressly disclaims) any obligation to update publicly or to revise any forward-looking statements to reflect events or circumstances after the dates such statements were made, or to reflect the occurrence of unanticipated or other events.